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                                    Exhibit 24.02








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                          CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
CCC Information Services Group Inc.



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 30, 1996, except for Note 17 which is as of August 13, 1996, relating to consolidated financial statements of CCC Information Services Group Inc. (the "Company"), appearing on page F-2 of the Company's Registration Statement on Form S-1 (no. 333-07287).
We also consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 22, 1996 relating to the financial statements of CCC Development Company appearing on page F-20 of the Company's Registration Statement on Form S-1 (no. 338-07287).


                             Price Waterhouse LLP


Chicago, Illinois
October 30, 1996